EXHIBIT 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

January 27, 2006

Occam Networks, Inc.

77 Robin Hill Road

Santa Barbara, CA 93117

Re:	Resale Registration Statement on Form S-1 (File no. 333-125060)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (333-125060) filed by you with the Securities and Exchange Commission on May 19, 2005, as amended (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 447,405,026 shares of your common stock (the “Shares”), all of which are authorized and 119,898,960 of which are outstanding. The Shares are to be offered by the selling stockholders named in the Registration Statement for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

It is our opinion that the Shares that are currently outstanding are legally and validly issued, fully paid and nonassessable, and that the remaining Shares, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/    WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation